Exhibit 10.41

NOTE: Portions of this Exhibit are the subject of a Confidential Treatment Request by KLA-Tencor Corporation to the Securities and Exchange Commission (the “SEC”). Such portions have been redacted and are marked with a “**” in place of the redacted language. The redacted information has been filed separately with the SEC.

KLA-TENCOR

FY09 PERFORMANCE BONUS PLAN

(Annual Executive Bonus)

Plan Summary

The KLA-Tencor Performance Bonus Plan (the Plan) is intended to motivate senior executives to achieve short-term and long-term corporate objectives by providing a competitive bonus for target performance and the appropriate upside opportunity to reward outstanding performance.

Plan Period

This Plan is effective for the fiscal year period from July 1 through June 30, 2009. Newly eligible employees (e.g. employees promoted to an incentive-eligible position for the first time or a new hire) must be in an eligible position on or before April 1 of the fiscal year in order to qualify for participation in fiscal year FY09.

Eligible Positions

The Company’s Chief Executive Officer (CEO), Chief Operating Officer (COO), and Executives holding a position at X02 level and above, are eligible to participate in the Plan.

Program Payments

Bonus payments, based on performance during the Plan Period, will be paid within 90 days following June 30, 2009, but in no event later than December 31, 2009. Bonus calculations are based on paid base salary for the applicable Plan Period. Paid base salary includes base salary and seasonal bonuses paid in some countries if the seasonal bonus is considered a component of the employee’s annual salary. Paid base salary does not include relocation allowances and reimbursements, tuition reimbursements, car/transportation allowances, expatriate allowances, commissions, long-term disability payments, or bonuses paid during the fiscal year. A participant must be a regular, active employee of the Company on the date of the payout in order to receive payment. Employees who are promoted or hired into an eligible position during the year (on or before April 1) will have their payouts calculated on paid salary from the effective date of the promotion or hire. If an employee’s target bonus changes during the year, the payout will be prorated.

Target Bonus

A target bonus is established as a percent of base salary for each Plan participant.

Funding Threshold

Total available funding for the Plan will be determined by performance against a threshold level of PFO performance for the fiscal year. The Plan will be fully funded (equivalent to the sum of 3.00 times each Plan participant’s target bonus percentage and base salary) upon achievement of a performance threshold of $[omitted]** of PFO or greater (including

**	This information has been omitted pursuant to a request for confidential treatment and has been filed separately with the SEC.

FY09 Performance Bonus Plan – Final	CONFIDENTIAL TREATMENT

Share-based compensation and excluding acquisitions, 1-time charges, and deal-related amortization). This performance threshold constitutes the performance threshold for purposes of Section 162(m) of the Internal Revenue Code (Section 162(m)). This fully funded amount represents the maximum bonus opportunity for each Plan participant and the maximum total cost of the Plan.

Performance Matrix and Determination of Funding Available for Bonus Payments

Upon achievement of the funding threshold, the level of funding available for payment the Executives will be determined based on Total Company relative revenue growth and PFO performance as provided in the table below. Amounts in the table represent the multiple of each Executive’s target bonus available for allocation of bonus payments (the Performance Matrix Multiple).

Relative Revenue Performance

**	0.00	1.00	1.00	1.00	1.36	1.46	1.56	1.66	1.76	1.86
**	0.00	1.00	1.00	1.00	1.29	1.39	1.49	1.59	1.69	1.79
**	0.00	1.00	1.00	1.00	1.23	1.33	1.43	1.53	1.63	1.73
**	0.00	0.96	1.00	1.00	1.16	1.26	1.36	1.46	1.56	1.66
**	0.00	0.90	0.96	1.00	1.10	1.20	1.30	1.40	1.50	1.60
**	0.00	0.83	0.90	0.96	1.03	1.13	1.23	1.33	1.43	1.53
**	0.00	0.76	0.83	0.90	0.96	1.06	1.16	1.26	1.36	1.46
**	0.00	0.70	0.76	0.83	0.90	1.00	1.10	1.20	1.30	1.40
**	0.00	0.63	0.70	0.76	0.83	0.93	1.03	1.13	1.23	1.33
**	0.00	0.57	0.63	0.70	0.77	0.87	0.97	1.07	1.17	1.27
**	0.00	0.50	0.57	0.63	0.70	0.80	0.90	1.00	1.10	1.20
	**	**	**	**	**	**	**	**	**	**

Profit from Operations (PFO) Performance

Multiple cannot exceed 3.0 regardless of level of performance

**	The information contained in these cells of this Performance Matrix has been omitted pursuant to a request for confidential treatment and has been filed separately with the SEC.

Individual Performance and Determination of Executive Bonus Payments

Each individual Executive’s actual bonus payment amount will be based on the CEO’s assessment of the Executive’s performance for the year and determination of an Individual Performance Multiplier (IPM) ranging from 80-120%. The IPM is multiplied by the Executive’s target bonus and the multiple achieved from the Performance Matrix to determine the actual bonus payment amount (see bonus calculation below). Each Executive’s performance will be evaluated based on how effectively they led their organization as demonstrated against the key Balanced Scorecard measures and objectives for the Executive’s respective organization. The IPM and final bonus payments for each Plan participant, with the exception of the CEO, will be recommended by the CEO and reviewed and approved by the Compensation Committee. The IPM and final bonus for the CEO will be determined by the company’s Board of Directors.

FY09 Performance Bonus Plan – Final	CONFIDENTIAL TREATMENT

Bonus Calculation

The formula for a participant’s bonus calculation is:

Paid Base Salary for Incentive Period

x Target Bonus

x Performance Matrix Multiple

x Individual Performance Multiplier (IPM)

In no event can an individual bonus payment to a participant exceed 3.00 times such participant’s Target Bonus.

General Provisions

The Compensation Committee (or the independent members of the Company’s Board of Directors, within the meaning set forth in Section 162(m) (the “Independent Directors”)) shall be the Plan Administrator. The Compensation Committee (or the Independent Directors) shall make such rules, regulations, interpretations and computations and shall take such other action to administer the Plan as it may deem appropriate. The establishment of the Plan shall not confer any legal rights upon any employee or other person for a continuation of employment, nor shall it interfere with the rights of the Company to discharge any employee and to treat him or her without regard to the effect which that treatment might have upon him or her as a participant in the Plan. This Plan shall be construed, administered and enforced by the Compensation Committee (or the Independent Directors), in its sole discretion. The laws of the State of California will govern any legal dispute involving the Plan. The Compensation Committee (or the Independent Directors) may at any time alter, amend or terminate the Plan, subject to the requirements of Section 162(m).